Filed Pursuant to Rule 433

Registration No. 333-206684

*PRICING DETAILS* $1.1bln+  SDART  2018-3  (Subprime Auto)

**PXG DETAILS**  $1.1bln+ Santander Drive Auto Receivables Trust (SDART) 2018-3

Joint Leads:    J.P. Morgan (struc), Barclays, Citi

Co-Managers:    MUFG, Santander, Wells

CL	AMT($MM)	WAL	MDY/S	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX

A-1	208.00	0.18	P-1/A-1+	1-5	11/18	06/19		2.450	2.45	100.00000
A-2-A	232.00	0.74	Aaa/AAA	5-15	09/19	03/21	EDSF+27	2.803	2.78	99.99510
A-2-B	50.00	0.74	Aaa/AAA	5-15	09/19	03/21	1ML +27			100.00000
A-3	144.95	1.47	Aaa/AAA	15-21	03/20	02/22	EDSF+31	3.051	3.03	99.99751
B	139.52	2.04	Aa1/AA	21-28	10/20	10/22	IntS+50	3.320	3.29	99.98578
C	177.33	2.75	Aa2/A-	28-39	09/21	08/23	IntS+67	3.544	3.51	99.97886
D	159.72	3.67	Baa1/BBB	39-49	07/22	08/24	IntS+120	4.112	4.07	99.97562

Expected Settle:	06/27/18	Registration:	SEC Registered
First Pay Date:	07/16/18	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P	Min Denoms:	$1k x $1k
Ticker:	SDART 2018-3	Pxing Speed:	1.5% ABS to 10% Call
Expected Pricing:	Priced	Bill & Deliver:	J.P. Morgan

CUSIPs	A-1: 80285GAA0	Available Information:
	A-2-A: 80285GAB8	* Preliminary Prospectus (attached)
	A-2-B: 80285GAC6	* Ratings FWP (attached)
	A-3: 80285GAD4	* DealRoadshow.com: SDART20183
	B: 80285GAE2	* IntexNet/CDI (via separate message)
C: 80285GAF9
D: 80285GAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.